[O'MELVENY & MYERS LLP Letterhead]

                                     December
                                     30th
                                     1 9 9 7



(213) 669-6000
                                                      020,727-999
                                                    NB1-340538.V1

Amerigon Incorporated
404 E. Huntington Drive
Monrovia, California  91016

             Re:    Registration Statement on Form S-8 of
                    Amerigon Incorporated (the "Company")

Ladies and Gentlemen:

             At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of Class
A Common Stock, without par value, of the Company (the
"Common Stock"), to be issued pursuant to the Amerigon Incorporated 1997 Stock Incentive Plan (the "Plan"). At your request, we have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

             Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

             We consent to the use of this opinion as an exhibit to the Registration Statement.

                             Respectfully submitted,

                             /s/ O'Melveny & Myers LLP


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